As filed with the Securities and Exchange Commission on June 20, 2000
                              Registration No. 333-
                                    ---------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                             EARTHSHELL CORPORATION

             (Exact Name of Registrant as Specified in its Charter)


                 DELAWARE                           77-0322379
     (State or Other Jurisdiction of             (I.R.S. Employer
      Incorporation or Organization)           Identification No.)

                          9020 Junction Drive, Suite D

                       Annapolis Junction, Maryland 20701

                                 (301) 957-1300

   (Address, Including Zip Code, of Registrant's Principal Executive Offices)

             EARTHSHELL CONTAINER CORPORATION 1994 STOCK OPTION PLAN

                EARTHSHELL CORPORATION 1995 STOCK INCENTIVE PLAN

                            (Full Title of the Plans)

                                 SIMON K. HODSON
                             Chief Executive Officer

                             EarthShell Corporation

                          9020 Junction Drive, Suite D

                       Annapolis Junction, Maryland 20701

                                 (301) 957-1300

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                 WITH A COPY TO:

                           ROBERT K. MONTGOMERY, ESQ.
                           Gibson, Dunn & Crutcher LLP

                             2029 Century Park East

                          Los Angeles, California 90067

                                 (310) 552-8500

                         CALCULATION OF REGISTRATION FEE

================================= ===================== ========================== ========================== ======================
                                                            Proposed Maximum           Proposed Maximum             Amount of
       Title of Securities             Amount to           Offering Price per             Aggregate                Registration
         to be Registered            be Registered               Share                  Offering Price                 Fee
--------------------------------- --------------------- -------------------------- -------------------------- ----------------------

           Common Stock           10,000,000 shares(1)         $21.00(2)                $45,705,172(2)             $12,067(2)
================================= ===================== ========================== ========================== ======================

(1) Pursuant to Rule 416, we are also registering an indeterminate number of additional shares of common stock that may become available under the 1994 Stock Option Plan and the 1995 Stock Incentive Plan through the operation of anti-dilution provisions in the plan documents.

(2) We have estimated the price per share and aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act of 1933 as follows: $567,000 with respect to 150,000 shares of common stock that are currently under option, based on the price of $3.78 per share at which the options may be exercised; $1,536,289 with respect to 402,170 shares of common stock that are currently under option, based on the price of $3.82 per share at which the options may be exercised; $200,000 with respect to 50,000 shares of common stock that are currently under option, based on the price of $4.00 per share at which the options may be exercised;
       $5,175,000 with respect to 1,035,000 shares of common stock that are currently under option, based on the price of $5.00 per share at which the options may be exercised; $2,388,877 with respect to 313,090 shares of common stock that are currently under option, based on the price of $7.63 per share at which the options may be exercised; $1,603,500 with respect to 150,000 shares of common stock that are currently under option, based on the price of $10.69 per share at which the options may be exercised; $1,354,016 with respect to 89,080 shares of common stock that are currently under option, based on the price of $15.20 per share at which the options may be exercised; $528,192 with respect to 31,440 shares of common stock that are currently under option, based on the price of $16.80 per share at which the options may be exercised; $5,019,000 with respect to 239,000 shares of common stock that are currently under option, based on the price of $21.00 per share at which the options may be exercised; and $27,333,298 with respect to 7,540,220 shares of common stock, based on a price of $3.625 per share, the average of the high and low trading prices of the common stock of EarthShell Corporation on the Nasdaq National Market on June 15, 2000.

                                EXPLANATORY NOTE

         We are filing this registration statement in order to register 10,000,000 shares of our common stock, par value $0.01 per share, which we have reserved for issuance under our 1994 Stock Option Plan (the "1994 Plan") and 1995 Stock Incentive Plan, as amended (the "1995 Plan;" collectively with the 1994 Plan, the "Plans"). Our 1995 Plan effectively supersedes our 1994 Plan for options issued on or after the date we adopted our 1995 Plan. Therefore, this registration statement also registers those 666,790 shares of common stock subject to options granted under the 1994 Plan and which are now included in the 10,000,000 shares of common stock reserved for issuance under our 1995 Plan. We are also registering the additional shares of common stock that may become available for purchase in accordance with the provisions of the Plans in the event of changes in the outstanding shares of our common stock, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations.

         The material, which immediately follows, constitutes a reoffer prospectus, prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C to Form S-8. The reoffer prospectus is to be used in connection with resales of securities acquired under the Plans by persons who may be considered our "affiliates," as defined in Rule 405 under the Securities Act of 1933, as amended. All references in this registration statement to "EarthShell," "we," "our," "ours," and "us" refer to EarthShell Corporation.

REOFFER PROSPECTUS

                             EARTHSHELL CORPORATION

                                  COMMON STOCK

                                10,000,000 SHARES

         This reoffer prospectus relates to 10,000,000 shares of common stock ("common stock" or the "securities"), of EarthShell Corporation, a Delaware corporation, which we have reserved for issuance under our 1994 Stock Option Plan (the "1994 Plan") and our 1995 Stock Incentive Plan, as amended (the "1995 Plan;" collectively with the 1994 Plan, the "Plans"). Our 1995 Plan effectively supersedes our 1994 Plan for options issued on or after the date we adopted our 1995 Plan. These shares of common stock may be offered for resale from time to time by those of our current and former directors, officers, employees and consultants who we collectively refer to in this reoffer prospectus as "Selling Stockholders" and who we have listed by name in the attached Annex 1. All references in this reoffer prospectus to "EarthShell," "we," "our," "ours," and "us" refer to EarthShell Corporation.

         We will not receive any of the proceeds from the sale of the securities covered by this reoffer prospectus. We will pay all of the expenses associated with this reoffer prospectus. The Selling Stockholders will pay all selling and other expenses, if any, associated with any sale of the securities offered pursuant to this reoffer prospectus.

         PLEASE CONSIDER CAREFULLY "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS REOFFER PROSPECTUS.

         Our common stock is traded on the Nasdaq National Market under the symbol "ERTH."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             EarthShell Corporation
                          9020 Junction Drive, Suite D
                          Annapolis Junction, MD 20701
                                 (301) 957-1300

                     The date of this reoffer prospectus is
                                June 20, 2000.


                                TABLE OF CONTENTS

                                                                            Page

RISK FACTORS...................................................................1
THE COMPANY....................................................................9
USE OF PROCEEDS................................................................9
SELLING STOCKHOLDERS...........................................................9
PLAN OF DISTRIBUTION..........................................................10
WHERE YOU CAN FIND MORE INFORMATION ABOUT EARTHSHELL..........................10
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................11
ANNEX 1......................................................................A-1







                                  RISK FACTORS

                  BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE BEFORE YOU DECIDE TO PURCHASE OUR COMMON STOCK.

EARTHSHELL(R)IS A REGISTERED TRADEMARK OF EARTHSHELL CORPORATION. ALIITE(R)IS A REGISTERED TRADEMARK OF E. KHASHOGGI INDUSTRIES, LLC. BIG MAC(R)IS A REGISTERED TRADEMARK OF THE MCDONALD'S CORPORATION.

BECAUSE WE ARE A DEVELOPMENT STAGE COMPANY SUBJECT TO THE INHERENT RISKS OF ESTABLISHING A NEW BUSINESS, WE CANNOT ASSURE YOU THAT OUR OPERATIONS WILL ULTIMATELY BE SUCCESSFUL AND GENERATE A PROFIT IN THE FUTURE.

                  To date, we have primarily focused on developing products. Because we are a development stage company with no commercial operating history, we are subject to the inherent risks of establishing a new business enterprise. Although we have built our first plant to produce Big Mac(R) sandwich containers for sale to Perseco, the primary packaging purchaser for the McDonald's
Corporation, under a supply agreement between our licensee, Sweetheart Cup Company, Inc. ("Sweetheart"), and Perseco, it has not yet achieved full-scale commercial operations. In addition, although we have developed a number of prototype products, including bowls, plates, cups and other hinged-lid containers in addition to the Big Mac(R) container, these products remain subject to further development and customer-specific modification. Among other things, we must:

o        fully develop these prototype and additional products;

o        develop commercially viable manufacturing processes and capacity;

o        attract, retain and motivate qualified personnel;

o        achieve market acceptance of our products;

o        respond to competitive developments; and

o        develop systems to manage our growth effectively.

                  At this stage in our development, we cannot assure you that we will achieve these goals and that our operations will be successful and generate a profit in the future. As of March 31, 2000, we had not yet reported any operating revenues.

WE EXPECT TO CONTINUE TO EXPERIENCE OPERATING LOSSES UNTIL WE ARE ABLE TO COMMERCIALLY PRODUCE AND SELL OUR PRODUCTS IN QUANTITIES NECESSARY TO GENERATE A PROFIT.

                  Sweetheart has entered into a supply agreement with Perseco. We are currently in the midst of a product validation process with Perseco with respect to the EarthShell Big Mac(R) sandwich container made of the new composite material ("EarthShell Products") which is typical for all new product introductions into the McDonald's system. We expect to continue to incur substantial operating losses until this product validation process is complete and until we can commercially produce our products in quantities necessary to generate a profit and our products achieve broad market acceptance and penetration. We experienced aggregate net losses of approximately $145 million from our inception on November 1, 1992 through December 31, 1999. The success of our future operations depends upon our ability and the ability of our licensees and joint venture partners to commercialize various types of EarthShell Products. Due to the uncertainties inherent in product development, market acceptance of newly-developed products and our need to rely on our licensees and joint venture partners to manufacture, distribute and sell EarthShell Products, we are unable to predict when our products will be introduced nationally or when we will receive significant revenues from any EarthShell Product other than the EarthShell Big Mac(R) sandwich container, which we currently expect to be able to distribute nationally during the year 2000.

WE MAY NEED TO OBTAIN ADDITIONAL FINANCING IN ORDER TO FUND OUR OPERATIONS UNTIL EARTHSHELL PRODUCTS ACHIEVE COMMERCIAL VIABILITY AND GENERATE SIGNIFICANT REVENUES, WHICH COULD POTENTIALLY BE DILUTIVE TO EXISTING STOCKHOLDERS.

                  Although we believe the proceeds we anticipate receiving from the offering of our common stock pursuant to our Registration Statement on Form S-3 (File No. 333-33752) will provide EarthShell with the capital it needs for the foreseeable future, we may need to seek additional third party financing in the future to meet our operating and working capital needs and to fund the further expansion of our business. We may not be able to obtain that capital or that capital may not be available on terms satisfactory to us. If additional funds are raised through the issuance of stock, dilution to existing stockholders may result. If additional funds are raised through the incurrence of debt, these debt instruments will likely contain restrictive financial, maintenance and security covenants, which could restrict our ability to conduct our business as we would prefer in the absence of those covenants.

WE MAY CONTINUE TO INCUR FINANCIAL LOSSES AS A RESULT OF FUNDING OBLIGATIONS UNDER OUR AGREEMENTS WITH SOME OF OUR LICENSEES AND JOINT VENTURE PARTNERS, ONE OF WHICH REQUIRES US TO FUND NEGATIVE CASH FLOWS UNTIL OUR MANUFACTURING FACILITIES MEET EFFICIENCY CRITERIA SET FORTH IN THAT AGREEMENT.

                  We have refined our business strategy and are currently using a joint venture structure in which our joint venture partners will generally share equally in the cost of manufacturing facilities and will assume equally the risks of any failure of the manufacturing facilities to meet targeted efficiencies. The joint venture agreements we entered into with Finland-based Huhtamaki Van Leer Oyj and with Prairie Packaging, Inc. contain this type of risk-sharing arrangement. By contrast, our earlier agreement with Sweetheart is structured so that we license or contribute manufacturing equipment to Sweetheart and guarantee the performance of the equipment. This was done in an effort to induce Sweetheart to begin to produce EarthShell Products during their initial commercial introduction. In addition, under our operating agreement with Sweetheart, we are obligated to fund negative operating cash flow until the date upon which the turnkey manufacturing lines first meet specified efficiency criteria. We are also obligated to fund additional costs incurred if the equipment  does not continue to satisfy  these  criteria  for a two-year  period following that date. Our obligations to guarantee performance of these manufacturing lines and to fund negative operating cash flows under this agreement, and the possibility that we might ultimately fail to receive a return on our investment in the equipment, may cause us to continue to incur losses for a period of time and significantly impair our profitability.

THOUGH WE ARE PRODUCING A LIMITED AMOUNT OF OUR PRODUCTS ON AN INTEGRATED PRODUCTION LINE ON A COMMERCIAL SCALE, WE ARE NOT YET SURE THAT THEY CAN BE PRODUCED AT A COMPETITIVE COST. OUR FAILURE TO DO SO WOULD ADVERSELY AFFECT OUR ABILITY TO COMPETE WITH CONVENTIONAL DISPOSABLE FOODSERVICE PACKAGERS.

                  Our success depends, in substantial part, on our ability to produce EarthShell Products at a competitive cost. While we have been successful at producing the EarthShell Big Mac(R) sandwich container on commercial scale equipment, production volumes to date have been low relative to our purchase order commitment. Until production volumes approach design capacity levels, actual costs and profitability will not be certain. Further, all our other products are currently in various stages of development and we have not yet produced them on a fully integrated production line or on a commercial scale. We have not, therefore, proven the actual cost of manufacturing EarthShell Products, and we cannot assure you that we will be able to manufacture them at a competitive cost. As licensees and joint ventures begin to commercially produce EarthShell Products, they may encounter difficulties that cause costs of production to exceed what we currently anticipate. Our failure to manufacture EarthShell Products at commercially competitive costs would make it difficult to compete with other foodservice disposables manufacturers.

BECAUSE WE ARE NOT YET PRODUCING OUR PRODUCTS ON A COMMERCIAL SCALE, WE DO NOT KNOW WHETHER WE WILL BE ABLE TO CONSTRUCT SUFFICIENT MANUFACTURING CAPACITY THAT WILL PERMIT A TIMELY ROLL-OUT AND MARKET ACCEPTANCE OF OUR PRODUCTS.

                  Because of our inexperience in manufacturing, we cannot assure you that we will be successful in producing quantities of EarthShell Products sufficient to permit a timely commercial roll-out of EarthShell Products. Moreover, it may require greater time and effort than we anticipate to achieve the production volumes and efficiencies required. We cannot assure you that we will be successful in building sufficient manufacturing capacity on a timely basis or that we will have adequate manufacturing equipment available when necessary to permit a timely roll-out of EarthShell Products. Our failure to produce sufficient quantities of EarthShell Products or construct adequate manufacturing equipment that is properly working in an integrated manner when necessary to permit a timely roll-out of EarthShell Products could adversely affect market acceptance of EarthShell Products.

CONSUMERS  MAY  NOT  PERCEIVE  EARTHSHELL  PRODUCTS  AS  BEING  BETTER  FOR  THE
ENVIRONMENT THAN CONVENTIONAL DISPOSABLE FOODSERVICE CONTAINERS, WHICH WOULD ADVERSELY AFFECT MARKET ACCEPTANCE OF OUR PRODUCTS.

                  Our success depends substantially on our ability to design, develop and manufacture foodservice disposables that are not as harmful to the environment as conventional disposable foodservice containers made from paper, plastic and polystyrene. EarthShell has used a life cycle inventory methodology in its environmental assessment of EarthShell Products and in the development of associated environmental claims and we have received support for the EarthShell concept from a number of environmental groups. Although we believe that EarthShell Products offer a number of environmental advantages over conventional packaging products, our products may also possess characteristics that consumers or some environmental groups could perceive as negative for the environment. In particular, EarthShell Products may result in more solid waste by weight and, in a dry environment, by volume, and manufacturing and distributing them may release greater amounts of some pollutants, and lesser amounts of other pollutants, than occurs with conventional packaging. Whether, on balance, EarthShell Products are better for the environment than conventional packaging products is a somewhat subjective judgment and we believe that we have addressed the major concerns of environmental groups with respect to the EarthShell Big Mac(R) sandwich container and have goals in place to:

o        reduce the weight of the container;

o use reclaimed starch from sources not currently being reclaimed for commercial uses; and

o continue our efforts to reduce the environmental impact of the EarthShell Big Mac(R) sandwich container.

                  Additionally, we prefer to use, whenever possible, recycled or reclaimed raw materials that meet our processing and product performance criteria. For example, we are currently seeking commercial sources of recycled, FDA-compliant, post consumer waste ("PCW") fiber. Should FDA-compliant PCW fiber not be available, we will use the next most suitable, environmental fiber source and adjust any relevant environmental claims accordingly. We cannot assure you that environmental groups, regulators, customers or consumers will agree that EarthShell Products have an environmental advantage over conventional packaging. Nor can we assure you that all future EarthShell Products, some of which may require unique material formulations and coatings, will have, or that the market will recognize them as having, a reduced environmental impact. If EarthShell Products do not have, or are not recognized by others as having, a reduced environmental impact, this could adversely affect market acceptance of these products.

WE HAVE NOT YET FULLY EVALUATED ALL OF THE EARTHSHELL PRODUCTS AND IT IS POSSIBLE THAT SOME OF THE PRODUCTS MAY NOT PERFORM AS WELL AS CONVENTIONAL PACKAGING PRODUCTS, WHICH WOULD ADVERSELY AFFECT MARKET ACCEPTANCE OF THESE PRODUCTS.

                  Although we believe that we can engineer EarthShell Products to meet many of the critical performance requirements for specific applications, individual products may not perform as well as conventional foodservice disposables; for example, some consumers may prefer clear cups and clear lids on take-home containers, which are not available with our foam technology. We are still developing many of our EarthShell Products and we have not yet evaluated the performance of all of them. If we fail to develop EarthShell Products that perform comparably with conventional foodservice disposables, this could cause consumers to prefer our competitors' products.

WE ARE EXPOSED TO RISKS OF DELAY THAT COULD DELAY THE INTRODUCTION OR MARKET ACCEPTANCE OF ONE OR MORE OF OUR PRODUCTS AND OBLIGATE US FINANCIALLY UNDER ONE OF OUR OPERATING AGREEMENTS.

                  There are substantial risks of delay, some of which are beyond
our  control,   associated   with:

o        developing   our  products  and  related manufacturing processes;

o        market acceptance of and demand for our products; and

o        developing sufficient production capacity to produce our products.

                  For example, we have experienced significant delays in the initial commercial production of the EarthShell Big Mac(R) sandwich container for McDonald's. These delays resulted from, among other things, difficulties in integrating manufacturing equipment and persistent, but typical, problems debugging our manufacturing lines at Sweetheart's Owings Mills, Maryland facility. The manufacturing process includes various stages of operation, such as mixing, forming, trimming, sanding, coating, printing and stacking, all of which are integrated and computer controlled along an assembly line. We believe we will be successful in the debugging process going forward as we ramp up production lines to produce at higher levels, but we cannot assure you that this process will not result in further delays.

                  Future delays will obligate us financially under our operating agreement with Sweetheart. In addition, we cannot assure you that we or our licensees or joint venture partners will not experience similar or other problems in start-up or ongoing operations. Delays in the introduction or market acceptance of one or more EarthShell Products would delay our ability to realize any revenues from sales of those products.

IF MCDONALD'S OR ANY OTHER OF OUR ANTICIPATED INITIAL PURCHASERS OF OUR PRODUCTS DO NOT PURCHASE SIGNIFICANT QUANTITIES OF OUR PRODUCTS, IT COULD DELAY THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR PRODUCTS.

                  We intend McDonald's to be the first foodservice operator to use EarthShell Products. If McDonald's or any other anticipated initial purchasers of our products do not ultimately purchase significant quantities of our products, it could delay the introduction and market acceptance of one or more of our products and delay our ability to realize any revenues from sales of those products. Our ongoing product validation process with respect to EarthShell Products being developed for use in McDonald's restaurants does not represent a binding development obligation on the part of McDonald's, and McDonald's is therefore under no obligation to initiate or continue any development relationship with us.

AN UNEXPECTED UNAVAILABILITY OF RAW MATERIALS USED TO MANUFACTURE OUR PRODUCTS, INCREASES IN THE PRICE OF THE RAW MATERIALS, OR THE NECESSITY OF FINDING ALTERNATIVE RAW MATERIALS TO USE IN OUR PRODUCTS COULD DELAY THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR PRODUCTS.

                  Although we believe that sufficient quantities of all raw materials used in EarthShell Products are generally available, if any raw materials become unavailable it could delay the commercial introduction and hinder market acceptance of EarthShell Products. In addition, we and our licensees may become significant consumers of certain key raw materials, such as starch, and if such consumption is substantial in relation to the available resources, raw material prices may increase which in turn may increase the cost of EarthShell Products and impair our profitability. In addition, we may need to seek alternative sources of raw materials or modify our product formulations if the cost or availability of the raw materials that we currently use become prohibitive.

WE CANNOT ASSURE YOU THAT OUR LICENSEES AND JOINT VENTURE PARTNERS WILL DEVOTE SUFFICIENT RESOURCES TO OUR PRODUCTS OR SUCCESSFULLY MANUFACTURE, DISTRIBUTE OR MARKET OUR PRODUCTS BECAUSE MANY OF THEM HAVE PRODUCTS THAT WILL COMPETE WITH OUR PRODUCTS AND OUR LICENSEE MANUFACTURERS ARE NOT OBLIGATED TO ACHIEVE MINIMUM SALES QUOTAS.

                  We have no experience in commercially manufacturing, distributing and marketing foodservice disposables. We will depend on our licensees and joint venture partners to manufacture and distribute EarthShell Products. We have entered into agreements with Sweetheart, Finland-based Huhtamaki Van Leer Oyj and Prairie Packaging, Inc., but these agreements permit those licensees to manufacture and sell other foodservice disposable packaging products that are not based on the EarthShell material. We intend to enter into additional license agreements and joint venture relationships in the future. Although we have produced EarthShell Products at a low volume level at Sweetheart's facilities, none of our other licensees has commercially produced or distributed any EarthShell Products. Our licensee manufacturers are not obligated to achieve minimum sales quotas. Our licensees and joint venture partners also manufacture paper or polystyrene packaging, which will compete with EarthShell Products. We cannot assure you that our licensees and joint venture partners will devote sufficient resources or otherwise be able successfully to manufacture, distribute or market EarthShell Products. Their failure to do so would inhibit our ability to distribute our products into the marketplace.

OUR DEPENDENCE ON E. KHASHOGGI INDUSTRIES, LLC ("EKI") FOR THE TECHNOLOGY NECESSARY TO MANUFACTURE EARTHSHELL PRODUCTS AND FOR CERTAIN TECHNICAL PERSONNEL MEANS THAT A DISRUPTION IN THE OPERATIONS OR FINANCIAL CONDITION OF EKI EXPOSES US TO RISKS THAT EKI MAY NOT BE ABLE TO PERFORM SERVICES THAT WE REQUIRE.

                  We do not own the technology necessary to manufacture EarthShell Products and we are dependent upon our world-wide, royalty-free, exclusive license pursuant to an Amended and Restated License Agreement with EKI (the "License Agreement") to use that technology. We can only use the technology to develop, manufacture and sell specified foodservice disposables for use in the foodservice industry and we have no right to exploit opportunities to apply this technology or improve it outside this field of use. EKI may cancel the license if we are in breach of any material obligations under the License Agreement and do not cure the breach within a specified period. If EKI were to file for or be declared bankrupt, we would likely be able to retain our rights under the License Agreement with respect to U.S. patents. However, it is possible that EKI could take steps to terminate our rights under the License Agreement with respect to international patents.

                  We share one key executive with EKI (Simon Hodson). EKI also provides significant scientific and technical services to us pursuant to an Amended and Restated Technical Services and Sublease Agreement (the "Technical Services Agreement"), which runs through December 31, 2002, to support the continued design and development of EarthShell Products. We also depend on EKI to further develop and refine the basic technology used in EarthShell Products, although EKI is not obligated to complete any further development or refinement under the terms of the License Agreement. If anything disrupted the operations or financial condition of EKI, it would expose us to the risk that EKI might fail to perform services that we require.

BECAUSE ONE MAJORITY SHAREHOLDER CONTROLS BOTH EKI AND EARTHSHELL, CONFLICTS MAY ARISE BETWEEN THE COMPANIES WITH RESPECT TO CORPORATE OPPORTUNITIES AND WE CANNOT ASSURE YOU THAT THESE CONFLICTS WILL ALWAYS BE RESOLVED IN EARTHSHELL'S FAVOR.

                  Mr. Essam Khashoggi is the indirect majority equity owner of and therefore controls both EarthShell and EKI, which means that Mr. Khashoggi owns a majority interest in both EarthShell and EKI through other entities which he controls. Mr. Khashoggi is the beneficial owner of approximately 70% of the outstanding shares of EarthShell's common stock directly or indirectly through various entities that he controls, including EKI. As a result, Mr. Khashoggi is able to:

o        elect all of the directors of EarthShell;

o        control the direction and policies of EarthShell;

o determine the outcome of corporate transactions requiring the approval of EarthShell's stockholders, including mergers, consolidations and the sale of all or substantially all of the assets of EarthShell; and

o        prevent or cause a change in control of EarthShell.

                  Mr. Khashoggi also has the power to control our relationship with EKI, which he also controls, and upon which we depend for, among other things, research and development. We cannot assure you that we will always agree with Mr. Khashoggi's decisions regarding our business.

                  Conflicts may arise between EKI and EarthShell, particularly with respect to corporate opportunities, including:

o        developing new markets and uses for products based on the EarthShell
         Products;

o        allocating  research and development  resources;

o the time that the common directors and officers devote to EarthShell and EKI; and

o how each of EKI and EarthShell performs its obligations under the License Agreement, the Technical Services Agreement and the Amended and Restated Agreement for the Allocation of Patent Costs
         (the "Patent Allocation Agreement").

                  Under the Patent Allocation Agreement, we are obligated to pay or reimburse EKI for all costs and expenses associated with filing, prosecuting, acquiring and maintaining some patents or patent applications. EKI will control the costs and expenses incurred in connection with these patents and patent applications. Any patents granted will be the property of EKI, and EKI may obtain a benefit from those patents other than under the License Agreement, including using and/or licensing the patents and related technology in a manner or for uses unrelated to the license which EKI granted to EarthShell in the foodservice disposables field of use. We cannot assure that conflicts of interest that arise between EKI and EarthShell will always be resolved in EarthShell's favor.

DESPITE OUR ATTEMPTS TO PROTECT OUR PATENTED TECHNOLOGY, IT IS POSSIBLE THAT THIRD PARTIES WILL INFRINGE OUR PATENTS, THAT NEW PRODUCTS THAT WE DEVELOP WILL NOT BE COVERED BY OUR EXISTING PATENTS OR THAT WE COULD SUFFER AN ADVERSE DETERMINATION IN A PATENT INFRINGEMENT PROCEEDING, ANY AND ALL OF WHICH COULD ALLOW OUR COMPETITORS TO DUPLICATE OUR PRODUCTS WITHOUT HAVING HAD TO INCUR THE RESEARCH AND DEVELOPMENT COSTS WE HAVE INCURRED AND THEREFORE ALLOW THEM TO PRODUCE AND MARKET THOSE PRODUCTS MORE PROFITABLY THAN EARTHSHELL.

                  Our ability to compete effectively with conventional packaging will depend, in part, on our ability to protect our proprietary rights to the licensed technology. Although EKI and EarthShell endeavor to protect the licensed technology through, among other things, U.S. and foreign patents, the duration of these patents is limited and we cannot assure you that the patents and patent applications licensed to us are sufficient to protect our technology. We also cannot assure you that any patent that EKI obtains and licenses to us will be held valid, or that others will not circumvent or infringe those patents. We also rely on trade secrets and proprietary know-how that we try to protect in part by confidentiality agreements with our licensee manufacturers, proposed joint venture partners, employees and consultants. These agreements have limited terms and we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our competitors will not learn our trade secrets or independently develop them.

                  It is necessary for us to litigate from time to time to enforce patents issued or licensed to us, to protect our trade secrets or know-how and to determine the enforceability, scope and validity of the proprietary rights of others. As an example of this type of litigation, on August 2, 1999, Novamont S.p.A., an Italian company specializing in the manufacture of a biodegradable plastic resin and products, filed a complaint in the United States District Court for the Northern District of Illinois alleging infringement of three patents. We have analyzed all three patents and believe we have strong meritorious defenses and have been vigorously defending the lawsuit. Although we know of no other alleged or actual infringement by EarthShell or EKI of third party patents, it is always possible that a third party could assert infringement. Patent and patent applications on formulations of the new composite material are based in part on specific proportional mixtures of the components of the material. We continue to test and modify the components and their proportional mixtures to balance environmental, economic and performance concerns. We cannot assure you that the mixture that we ultimately determine to be optimal will be protected under our patents or that it will not be subject to a patent held by others. If our patents do not protect the optimal mixture, or if the mixture is subject to a patent held by a third party and the third party asserts patent infringement, this would restrict our ability to produce and market our products.

                  We believe that we own or have the rights to use all of the technology that we expect to incorporate into EarthShell Products, but an adverse determination in litigation or infringement proceedings to which we are or may become a party could subject us to significant liabilities and costs to third parties or require us to seek licenses from third parties. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with those arrangements could be substantial and could include ongoing royalties. Furthermore, we cannot assure you that we could obtain the necessary licenses on satisfactory terms or at all. We could incur substantial costs attempting to enforce our licensed patents against third party infringement, or the unauthorized use of our trade secrets and proprietary know-how or in defending ourselves against claims of infringement by others. Accordingly, if we suffered an adverse determination in a judicial or administrative proceeding or failed to obtain necessary licenses, it would prevent us from manufacturing or licensing others to manufacture some of our products.

ESTABLISHED COMPETITORS IN THE FOODSERVICE DISPOSABLES INDUSTRY COULD IMPROVE THE ABILITY TO RECYCLE THEIR EXISTING PRODUCTS OR DEVELOP NEW ENVIRONMENTALLY PREFERABLE, DISPOSABLE FOODSERVICE CONTAINERS WHICH COULD RENDER OUR TECHNOLOGY OBSOLETE AND COULD NEGATIVELY IMPACT OUR ABILITY TO COMPETE.

                  Competition   among  existing  food  and  beverage   container
manufacturers in the foodservice industry is intense. At present, most of our competitors have substantially greater financial and marketing resources at their disposal than we do, and many have well-established supply, production and distribution relationships and channels. Companies producing products utilizing competitive materials such as paper, plastic or polystyrene may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EarthShell Products. Recently, a number of paper and plastic disposable packaging manufacturers and converters have tried to increase recycling of their products. Increased recycling of paper and plastic products could reduce their negative environmental impact, which is one significant basis upon which we intend to compete. A number of companies have introduced starch-based materials or are attempting to develop plastics that they claim are biodegradable and other specialty polymers as potential environmentally superior packaging alternatives. We expect that many existing packaging manufacturers may actively seek competitive alternatives to our products and processes. The development of competitive, environmentally preferable, disposable foodservice containers, whether or not based on our products and technology, could render our technology obsolete and could impair our ability to compete.

OUR LOSS OF KEY TECHNICAL AND MANAGEMENT PERSONNEL COULD BE HIGHLY DISRUPTIVE TO OUR BUSINESS OPERATIONS.

                  At present we depend upon obtaining and retaining the services of qualified scientific and technical personnel, many of whom are employees of EKI and whose services are provided pursuant to the Technical Services Agreement. We are highly dependent on our Vice Chairman of the Board, President and Chief Executive Officer, Simon K. Hodson, who has been involved with EarthShell since its inception. We do not hold "key man" insurance on any of our personnel. If we lost the services of any of our key employees, it could be highly disruptive to our business operations.

IF THE U.S. FOOD AND DRUG ADMINISTRATION (THE "FDA") WERE TO FIND THAT OUR PRODUCTS DID NOT COMPLY WITH FDA REGULATIONS, THEY COULD ASK US TO VOLUNTARILY WITHDRAW OUR PRODUCTS FROM THE MARKETPLACE OR SEEK LEGAL REMEDIES AND SANCTIONS TO FORCE US TO WITHDRAW OUR PRODUCTS, EITHER OF WHICH WOULD PREVENT US FROM REALIZING FUTURE REVENUES FROM THOSE PRODUCTS.

                  The FDA regulates the manufacture, sale and use of EarthShell Products. The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food or beverage containers will comply with FDA regulations if the components used in the food and beverage containers:

o are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or

o are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.

                  Each of the components of the EarthShell Big Mac(R) sandwich container and all other current prototype products is either approved by the FDA as an indirect food additive for its intended use, codified in the FDA's regulations as generally recognized as safe for its intended use, or a commonly recognized food ingredient that we and our consultants regard as generally recognized as safe for its intended use. However, we have not asked the FDA whether it concurs with our determination. We intend to ensure that the raw materials used in the EarthShell Big Mac(R) sandwich container are of suitable purity for their intended uses by specifying standards to be met by suppliers of raw materials and by material and product testing. The FDA does not require that manufacturers of EarthShell Products seek FDA concurrence that components are generally recognized as safe for their intended uses or that the raw materials are of suitable purity for their intended uses. As a result, we believe that the EarthShell Big Mac(R) sandwich container and other current prototype EarthShell Products will comply with all requirements of the FDA and do not require FDA approval. We cannot assure you, however, that the FDA would agree with these conclusions.

                  If the FDA were to disagree with our determinations with respect to the EarthShell sandwich container or future products, the FDA could ask us to voluntarily withdraw the products from the marketplace. They could also begin legal action to remove the products from the marketplace and, if appropriate, pursue additional sanctions against us and our management. Such actions by the FDA would prevent us from realizing future revenues from those products.

FLUCTUATIONS OR DECREASES IN THE TRADING PRICE OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE LIQUIDITY OF THE STOCK'S TRADING MARKET AND OUR ABILITY TO RAISE CAPITAL THROUGH FUTURE OFFERINGS OF CAPITAL STOCK.

                  The stock market from time to time experiences extreme price and volume fluctuations, which are often unrelated to the operating performance of particular companies. Since our initial public offering in March 1998, the market price of our common stock has been volatile, and it may continue to be volatile in the future. Factors that may significantly impact the market price and marketability of our common stock include, but are not limited to:

o        insufficient cash to finance our business;

o changes in our technological innovations or new commercial products or those of our competitors;

o        unacceptable economics of manufacturing our products;

o        inability to license the technology to third parties;

o        development or disputes concerning proprietary rights;

o        failure to meet analysts' earnings estimates;

o        loss of key management;

o        adverse regulatory actions or decisions;

o        general economic and other external factors; and

o        period-to-period fluctuations in our financial results.

                  Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the stock's trading market and our ability to raise capital through future offerings of capital stock.

OVER 70 MILLION, OR MORE THAN 70%, OF OUR TOTAL OUTSTANDING SHARES MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

                  Approximately 70 million of EarthShell's 100,045,166 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933. This means that they may not be sold without first being registered under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. These approximately 70 million shares, which are held by current stockholders, are eligible for sale pursuant to Rule 144, subject to the volume and manner of sale limitations under Rule 144. In addition, we granted "demand" and "piggy-back" registration rights to all of our stockholders who owned our preferred stock and common stock before our initial public offering, including EKI. We cannot predict the effect, if any, that public sales of these shares or the availability of shares for sale will have on the market price of our common stock from time to time. Nevertheless, if our stockholders, and particularly our directors and officers, sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

OUR CHARTER DOCUMENTS AND DELAWARE LAW INCLUDE PROVISIONS THAT MAY DISCOURAGE A POTENTIAL TAKEOVER, EVEN IF IT WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

                  Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that may discourage persons from pursuing a non-negotiated takeover of EarthShell and prevent changes of control under some circumstances, even if doing so would be beneficial to our stockholders.

OUR  PROJECTED   INTERNATIONAL   REVENUES  ARE  SUBJECT  TO  RISKS  INHERENT  IN
INTERNATIONAL BUSINESS ACTIVITIES.

                  We expect sales of our products and services in foreign countries to account for a material portion of our revenues. These sales are subject to risks inherent in international business activities, including:

o any adverse change in the political or economic environments in these countries;

o        economic  instability;

o        any adverse  change in tax,  tariff and trade or other regulations;

o the absence or significant lack of legal protection for intellectual property rights;

o exposure to exchange rate risk for revenues which are denominated in currencies other than U.S. dollars; and

o difficulties in managing joint venture businesses spread over various jurisdictions.

         Our revenues could be substantially less than we expect if these risks affect our ability to successfully sell our products in the international market.

                                   THE COMPANY

         Our principal executive offices are located at 9020 Junction Drive, Suite D, Annapolis Junction, Maryland 20701, telephone number (301) 957-1300. Additional information regarding EarthShell is set forth in our Annual Report on Form 10-K for the year ended December 31, 1999 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, which are incorporated by reference into this reoffer prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by the Selling Stockholders of their securities.

                              SELLING STOCKHOLDERS

         Annex 1 to this reoffer prospectus is a table, as of June 1, 2000, which shows:

o the name of each Selling Stockholder and his or her relationship to EarthShell during the last three years;

o the number of shares of our common stock beneficially owned by each Selling Stockholder prior to this offering (assuming that all options to acquire shares are exercisable immediately);

o the number of shares of common stock offered pursuant to this reoffer prospectus by each Selling Stockholder; and

o the amount and the percentage of our common stock that each Selling Stockholder will own after completion of this offering (assuming all of the outstanding options under the Plans are exercised, all of the shares acquired are sold, no additional shares are acquired and no shares, other than those offered pursuant to this reoffer prospectus, are sold).

         Annex 1 may be amended or supplemented from time to time.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell securities offered pursuant to this reoffer prospectus on the Nasdaq National Market or otherwise at prices and on terms then prevailing, or at prices related to the then current market price or in negotiated transactions. In addition, the Selling Stockholders may sell under Rule 144 promulgated under the Securities Act of 1933, as amended, any securities covered by this reoffer prospectus which qualify for sale under Rule 144 rather than pursuant to this reoffer prospectus. We will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this reoffer prospectus are being borne by us, but all selling and other expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder.

         The securities may be:

o sold by reducing the amount of shares of common stock or other property otherwise issuable to a Selling Stockholder pursuant to an option;

o purchased by a broker or dealer as principal and resold by such broker or dealer for its account pursuant to this reoffer prospectus; and

o sold in ordinary brokerage transactions and transactions in which the broker solicits purchases.

         In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Selling Stockholders also may, from time to time, authorize underwriters acting as their agents to offer and sell securities upon the terms and conditions set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. These underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales and any discounts and commissions received by them. If so, any profit realized by the brokers or dealers on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

         We cannot assure you that any of the Selling Stockholders will offer for sale or sell any or all of the securities covered by this reoffer prospectus.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT EARTHSHELL

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and accordingly must file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York, 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 to obtain further information about the operation of the public reference rooms. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding companies and other persons that file electronically with the Commission. The Commission's Internet website address is http://www.sec.gov. Our common stock is traded on the Nasdaq National Market under the symbol "ERTH" and you may inspect reports and information that we file at the offices of the Nasdaq National Market, 1735 K Street, NW, Washington, D.C. 20006.

         We have filed a registration statement and related exhibits on Form S-8 with the Commission under the Securities Act of 1933, as amended, with respect to the securities covered by this reoffer prospectus. The registration statement, which includes this reoffer prospectus, contains additional information about EarthShell and the shares to be sold by the Selling Stockholders. You may inspect the registration statement and exhibits without charge at the Commission's offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and you may obtain copies from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and the information that EarthShell files later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the Commission:

o The description of our common stock which is set forth in full in our Registration Statement on Form S-1 under the caption "Description of Capital Stock," as filed with the Commission on March 23, 1998 (File No. 333-13287);

o        Annual Report on Form 10-K for the year ended December 31, 1999, and

o        Quarterly Report on Form l0-Q for the quarter ended March 31, 2000;

         We are also incorporating by reference all other reports and documents that we may file with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this reoffer prospectus and the termination of the offering of the securities.

         You may request, and if you do we will provide at no cost you, a copy of any of the documents that we have incorporated by reference (not including the exhibits to the documents, unless the exhibits are specifically incorporated by reference into those documents or into this reoffer prospectus) by writing or telephoning us at the following address:

                             EarthShell Corporation
                               800 Miramonte Drive
                      Santa Barbara, California 93109-1419
                                 (805) 897-2294
                       Attention: Chief Financial Officer

         You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information.



                                     ANNEX 1

                                                             Shares of Common                        Shares to be
                                                                  Stock                         Beneficially Owned upon
                                  Relationship to              Beneficially        Shares       Completion of Offering
                                  Company During               Owned as of        Offered       ----------------------
Selling Stockholder*             Last Three Years              June 1, 2000        Hereby               Number               Percent
--------------------       -----------------------------     ----------------     -------       ----------------------       -------
Wayne Altomonte            Engineering Manager since                 25,000        25,000                 0                     *
                           February 1999
Richard Baehr              Process Development Manager               10,000        10,000                 0                     *
                           since May 2000
Donna Balinkie             Marketing Director since                  50,000        50,000                 0                     *
                           August 1998
Ellis Barksdale            Engineering Manager since                 36,080        35,000             1,080                     *
                           February 1999
Teasha Blackman(2)         Executive Assistant and                   13,620        12,620             1,000                     *
                           Corporate Governance
                           Specialist since October 1993
Raymond Blimkie            Engineering Manager since                 36,556        35,000             1,556                     *
                           July 1999
Kenneth Bowman             Engineering Manager since                 25,000        25,000                 0                     *
                           December 1998
Holly Burkett              Administrative Assistant                   5,000         5,000                 0                     *
                           since November 1998
Wesley Bush                Vice President of Process                 76,000        75,000             1,000                     *
                           Engineering since March 2000
                           and Director of Process
                           Engineering since July 1998
Laird Cagan                Senior Vice President,                   131,000       131,000                 0                     *
                           Corporate Development from
                           December 1995 to October 1996
Louis Cumbo                Manufacturing Engineer since              10,000        10,000                 0                     *
                           May 1999
John Daoud(3)              Corporate Secretary since May             97,160        97,160                 0                     *
                           1996 and Director
Virginia Dee               Administrative Assistant                   5,100         5,000               100                     *
                           since March 1999
Richard DiPasquale         Chief Technology Officer                  30,000        30,000                 0                     *
                           since April 2000
Edward Ducote              Engineering Manager since                 35,425        35,000               425                     *
                           November 1998
Michael Eckenrode          Senior Accountant since May                5,215         5,000               215                     *
                           1999
Karen Gatzke               Communications Specialist                 10,000        10,000                 0                     *
                           since April 2000
Jon Handrock               Manufacturing Engineer since              25,000        25,000                 0                     *
                           December 1998
Thomas Hanley              Manufacturing Engineer since              10,000        10,000                 0                     *
                           August 1999
Simon K. Hodson            Chief Executive Officer and              521,960        20,960           501,000                     *
                           Vice Chairman of the Board,
                           President from October 1997
                           to March 1998 and since
                           mid-May, 1999
D. Scott Houston(4)        Chief Financial Officer from             542,000       542,000                 0                     *
                           July 1993
Andrew Jeanneret           Vice President of Finance                 75,000        75,000                 0                     *
                           from March to June 2000 and
                           Controller from August 1998
                           to March 2000
Andrew Jackson             Accounting Assistant since                 5,000         5,000                 0                     *
                           March 1999
Essam Khashoggi(5)         Chairman of the Board                 69,060,083        70,960        68,989,123                 69.0%

Karim Khashoggi            Vice-President, International             26,200        26,200                 0                     *
                           Marketing from September 1995
                           to October 1997 and
                           Consultant since October 1997
Layla Khashoggi            Director since November 1992              70,960        70,960                 0                     *

Matthew Laine(6)           Manufacturing Engineer since              18,000        18,000                 0                     *
                           May 1999
William A. Marquard        Director from July 1994 to                75,891        45,960            29,931                     *
                           May 2000
Howard J. Marsh            Director since May 2000                   51,000        50,000             1,000                     *

Steve Mathey               Engineering Manager since                 10,000        10,000             1,184                     *
                           December 1998
William Mooney             Engineering Manager since                 26,000        25,000             1,000                     *
                           January 1999
John Nevling               Product Manager since                     36,000        35,000             1,000                     *
                           September 1998
Robin O'Dell               Vice President of Research &              75,000        75,000                 0                     *
                           Development since March 2000,
                           Director of Technology since
                           August 1999
Graham Phillips(1)         Consultant since November                262,000       262,000                 0                     *
                           1997, Director from November
                           1997 to  December  1998,
                           President  from May 1996 to
                           October 1997,  Senior Vice
                           President  Marketing from
                           January 1993 to May 1996
James Rogers               Engineering Manager since                 35,300        35,000               300                     *
                           January 1999
Jerold H. Rubinstein       Director since July 1994                  70,960        70,960                 0                     *

Lynn Scarlett              Director since May 1999                   50,000        50,000                 0                     *

Jeffrey Spilman            Engineering Manager since                 10,000        10,000                 0                     *
                           December 1998
Derek Tarrant              Engineering Manager since                 35,000        35,000                 0                     *
                           March 1999
Vincent J. Truant          Senior Vice President of                 296,000       295,000              1000                     *
                           Marketing, Environmental
                           Affairs and Public Relations
                           since May 1998
Maria Tumbokon             Manufacturing Engineer since              10,000        10,000                 0                     *
                           April 1999
Marcia Uranga              Manufacturing Engineer since              10,000        10,000                 0                     *
                           March 1999
Karl Van Tine              Manufacturing Engineer since              10,500        10,000               500                     *
                           July 1999

--------------------------------------------------------------------------------
* UNLESS OTHERWISE INDICATED BY FOOTNOTE FOLLOWING A SELLING STOCKHOLDER'S NAME, ALL OPTIONS ISSUED TO SUCH SELLING STOCKHOLDER WERE ISSUED UNDER THE 1995 STOCK INCENTIVE PLAN

(1) Includes only options to purchase shares of common stock issued under the 1994 Stock Option Plan.

(2) Includes options to purchase 2,636 shares of common stock under the 1994 Stock Option Plan and options to purchase 10,000 shares of common stock under the 1995 Stock Incentive Plan.

(3) Includes options to purchase 25,000 shares of Common stock issued to Mr. Daoud in his capacity as an officer of EKI and options to purchase 72,160 shares of common stock under the 1995 Stock Incentive Plan.

(4) Includes options to purchase 137,550 shares of common stock under the 1994 Stock Option Plan and options to purchase 404,450 shares of common stock under the 1995 Stock Incentive Plan.

(5) Includes options to purchase 70,960 shares of common stock under the 1995 Stock Incentive Plan. Includes 57,694,130 shares held by EKI, in which Mr. Khashoggi owns a controlling interest. Also includes 11,294,993 shares held by other entities, including Concrete Technology Corporation, in which Mr. Khashoggi also has a controlling interest. Mr. Khashoggi has sole voting and dispositive power with respect to all such 69,080,083 shares and is therefore deemed to be the beneficial owner of such shares.

(6) Includes options to purchase 4,000 shares of Common stock issued to Mr. Laine in his capacity as an employee of EKI.

* Represents less than 1% of issued and outstanding shares of our common stock.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and the information that EarthShell files later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the Commission:

o The description of our common stock which is set forth in full in our Registration Statement on Form S-1 under the caption "Description of Capital Stock," as filed with the Commission on March 23, 1998 (File No. 333-13287);

o        Annual Report on Form 10-K for the year ended December 31, 1999, and

o        Quarterly Report on Form l0-Q for the quarter ended March 31, 2000;

         We are also incorporating by reference all other reports and documents that we may file with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this reoffer prospectus and the termination of the offering of the securities.

         You may request, and if you do we will provide at no cost you, a copy of any of the documents that we have incorporated by reference (not including the exhibits to the documents, unless the exhibits are specifically incorporated by reference into those documents or into this reoffer prospectus) by writing or telephoning us at the following address:

                             EarthShell Corporation
                               800 Miramonte Drive
                      Santa Barbara, California 93109-1419
                                 (805) 897-2294
                       Attention: Chief Financial Officer

         Upon written or oral request to us at the same address, we will also provide participants with copies of all documents that we are required to deliver to our employees pursuant to Rule 428(b) of the Securities Act.

         You should rely only on the information incorporated by reference or provided in this registration statement. We have not authorized anyone else to provide you with different information.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         EarthShell is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify officers and directors of a corporation in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Charter and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is a director or officer of EarthShell or is or was serving at the request of EarthShell as a director or officer of another corporation or enterprise. We may, in our discretion, similarly indemnify our employees and agents. The Charter relieves our directors from monetary damages to us or our stockholders for breach of a director's fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except for the following:

o        breach of the duty of loyalty;

o        failure to act in good faith;

o        intentional  misconduct or knowing violation of law;

o willful or negligent violation of certain provisions in the DGCL that impose certain requirements with respect to stock repurchases, redemption and dividends; or

o any transactions from which the director derived an improper personal benefit.

         Depending upon the character of the proceeding, under Delaware law, we may indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that one of our directors or officers has been successful in defending any action, suit or proceeding referred to above, we will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

         We maintain an insurance policy pursuant to which our directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses incurred in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.     Description
-----------     -----------

  5.1           Opinion of Gibson, Dunn & Crutcher LLP

  23.1          Consent of Deloitte & Touche LLP

  23.2          Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

  24.1          Power of Attorney (included on Signature Page)

  99.1          Specimen certificate of Common Stock (1)

  99.2          EarthShell Container Corporation 1994 Stock Option Plan (1)

  99.3          EarthShell Container Corporation 1995 Stock Incentive Plan (1)

  99.4 First Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation (2)

  99.5 Second Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation (1)

  99.6 Third Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation (3)

  99.7          Fourth Amendment to 1995 Stock Incentive Plan of EarthShell
                Corporation (3)

  99.8          Fifth Amendment to 1995 Stock Incentive Plan of EarthShell
                Corporation

  99.9 Form of Stock Option Agreement under the EarthShell Container Corporation 1994 Stock Option Plan (1)

  99.10 Form of Stock Incentive Agreement under the EarthShell Container Corporation 1995 Stock Incentive Plan (1)


1 Filed as an exhibit to EarthShell's Registration Statement on Form S-1, filed on March 23, 1998 (File No. 133-13287), incorporated herein by reference.

2 Filed as an exhibit to EarthShell's Annual Report on Form 10-K (File No. 000-23567) for the fiscal year ended December 31, 1998, incorporated herein by reference.

3 Filed as part of EarthShell's Definitive Proxy Statement on Schedule 14A dated April 23, 1999 (File No. 000-23567) for its annual meeting of stockholders, and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

         (a)      EarthShell hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

         (b) EarthShell hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of EarthShell's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of EarthShell pursuant to the foregoing provisions, or otherwise, EarthShell has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by EarthShell of expenses incurred or paid by a director, officer or controlling person of EarthShell in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EarthShell will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Barbara, State of California, on this 12th day of May, 2000.

                             EARTHSHELL CORPORATION

                             By:/s/ Simon K. Hodson
                             -----------------------------------------
                             Simon K. Hodson
                             Vice Chairman of the Board, President and
                             Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Simon K. Hodson and D. Scott Houston his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

         Signature                                      Title                                    Date


 /s/  Essam Khashoggi                      Chairman of the Board                        May 12, 2000
 -------------------------------
    Essam Khashoggi

 /s/  Simon K. Hodson                      Vice Chairman of the Board,                  May 12, 2000
 -------------------------------
    Simon K. Hodson                           President and Chief Executive
                                              Officer (Principal Executive
                                              Officer)

 /s/  D. Scott Houston                     Chief Financial Officer and                  May 12, 2000
 -------------------------------
    D. Scott Houston                          Secretary (Principal Financial
                                              and Accounting Officer)

 /s/  John Daoud                           Director                                     May 12, 2000
 -------------------------------
    John Daoud

 /s/  Layla Khashoggi                      Director                                     May 12, 2000
 -------------------------------
    Layla Khashoggi

 /s/  Howard J. Marsh                      Director                                     May 12, 2000
 -------------------------------
    Howard J. Marsh

 /s/  Lynn Scarlett                        Director                                     May 12, 2000
 -------------------------------
    Lynn Scarlett